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                                                          Exhibit 5
(214) 953-0053


                               November 4, 1999



Tuesday Morning Corporation
14621 Inwood Road
Dallas, Texas  75244

Gentlemen:

     We have served as counsel for Tuesday Morning Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 covering the sale of a maximum of 2,951,923 shares (the "Shares") of Common Stock, $.01 par value, of the Company. The Shares are to be issued in connection with the Tuesday Morning Corporation 1997 Long-Term Equity Incentive Plan (the "Plan") described in the Registration Statement.

     We have examined such documents and questions of law as we have deemed necessary to render the opinion expressed below. Based upon the foregoing, we are of the opinion that, at the time of purchase by participants pursuant to the Plan, the Shares will be duly and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as Exhibit 5 to the Registration Statement.

                                    Very truly yours,

                                    /s/ Hallett & Perrin, P.C.